DSW Inc. Reiterates 2012 Outlook
Board Approves $100 million Share Repurchase Program

COLUMBUS, Ohio, June 18, 2012 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, today reiterated its 2012 outlook for the year ending February 2, 2013. The Company continues to expect comparable sales to increase in the 3% to 5% range for the full year. In addition, the Company confirms its previous guidance for full year earnings per diluted share of $3.25 to $3.40, excluding any impact from the RVI merger and related items. This compares to 2011 adjusted earnings per diluted share of $3.00 for the year ended January 28, 2012.

Based on more normalized gross margin performance in the second quarter and previously announced pre-opening costs associated with the acceleration in the Company’s store expansion, the Company expects second quarter fiscal 2012 adjusted earnings per diluted share for the period ending July 28, 2012 in the range of $0.60 to $0.64, excluding any impact from the RVI merger and related items. This compares to second quarter fiscal 2011 adjusted earnings per share of $0.74 for the period ended July 30, 2011.

“Growth in comparable sales for the second quarter is in line with our expectations of between 2% and 4%; however, we are seeing a more normalized mix of regular-priced and clearance-priced sales. This contrasts with the second quarter of last year when regular-priced sales accelerated, driving a +12% comparable sales increase and all-time record high merchandise margins,” stated Mike MacDonald, President and Chief Executive Officer of DSW Inc. “Although DSW has traditionally only provided annual earnings guidance, we elected to provide additional insight to second quarter expectations given the disparity between our expectations and those of the investment community, and in anticipation of our participation in an investment conference tomorrow. “

Separately, the Company announced that its Board of Directors has authorized the Company to repurchase up to $100.0 million of Company common stock over the next twelve months. The repurchase program will be funded using the Company's available cash. The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The timing and amount of stock repurchases will depend on a variety of factors, including market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Mr. MacDonald commented, “Our business continues to generate significant free cash flow, and we are pleased that our Board has approved the share repurchase program, which will allow us to opportunistically return value to our shareholders as market conditions warrant.”

Mr. MacDonald concluded, “DSW’s business is strong and we remain on track to open 35 to 40 new stores in 2012. Solid execution on our growth initiatives gives us confidence in our ability to achieve our objectives in 2012 as we expand our store footprint, grow our market share and gain additional recognition as a destination for great brands, fashion and value in the footwear industry.”

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids.  As of June 18, 2012, DSW operated 336 stores in 41 states and operated an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com.  DSW also supplied footwear to 342 leased locations in the United States.  For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made regarding our Second Quarter and Fiscal 2012 Annual Outlook, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; disruption of our distribution and fulfillment operations; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our “DSW Rewards” program to drive traffic, sales and customer loyalty; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable sales and quarterly financial performance; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our cash and investments; the anticipated benefits of the merger with RVI taking longer to realize or not being achieved in their entirety; and the realization of risks related to the merger with RVI, including risks related to pre-merger RVI guarantees of certain Filene’s Basement leases. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

SOURCE: DSW Inc.
Company Contact:
DSW Inc.
Christina Cheng
Director of Investor Relations
(855) 893-5691

Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113